EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST AND
ASHFORD HOSPITALITY PRIME
First Quarter 2014 Conference Call
May 9, 2014
10:00 a.m. Central

Introductory Comments – Scott Eckstein

Good day, everyone, and welcome to today’s conference call to review results for both Ashford Hospitality Trust and Ashford Hospitality Prime for the first quarter of 2014 and to update you on recent developments. On the call today will be Monty Bennett, Chairman and Chief Executive Officer, Douglas Kessler, President, David Kimichik, Chief Financial Officer and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in press releases that have been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in both companies’ filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Companies are not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Companies’ earnings releases and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 8, 2014, and may also be accessed through both companies’ websites at www.AHTREIT.com and www.AHPREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings releases together with all other information provided in the releases.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction – Monty Bennett

Thank you and good morning. I’d like to start out by mentioning that we recently launched the Ashford App. This free mobile app is available in the Apple App Store by searching “Ashford” and is targeted toward the hospitality REIT investor community. We designed the app as a one-stop resource for everything associated with Ashford related companies as well as the entire hospitality REIT sector. I hope you find the App to be a useful investment and research tool. During the first quarter, we continued to see improvement in hotel industry fundamentals and started to see the benefits of our revenue initiatives we spoke about last quarter. Additionally, we continued to focus on finding innovative ways to create near-term and long term shareholder value for our two platforms. This includes capitalizing on improving trends in the lodging sector and debt market conditions. Our outlook on the hotel sector remains positive and we are confident that these initiatives are adding value for our shareholders.

The management team here with me today is the same team responsible for directing the activities of both Ashford Trust and Ashford Prime. As a team, we have always employed a discipline of strict, quantitative and qualitative analysis when making any managerial or investment decisions. At the same time, once we have conducted our analysis we are quick and decisive in our actions. This methodology has served us well through the years. Since Ashford Trust’s IPO in 2003, this management team has generated a 191% total return to our shareholders, compared with the 114% return from our peers over the same time period. In fact, we have outperformed our peers in every yearly cumulative Total Shareholder Return period since our IPO. We hope to continue this record of success with Ashford Prime, which has only recently become an independent public company.

An integral part of this methodology is our commitment to acting as shareholders in our companies. That is really not difficult for us, because we are shareholders. Our insider ownership in Ashford Trust is 18% and following the spin-off and subsequent equity raise, our insider ownership is 14% in Ashford Prime. The next closest Hotel REIT peer has 4% insider ownership. Over the years, collectively we have sold very little of our stock and have made material cash purchases of shares. In fact, this past quarter I bought $500,000 of Ashford Prime stock in the open market. The vast majority of our management team’s net worth is in Ashford Trust and Ashford Prime stock. Because of this, we work diligently to be good stewards of our investors’ capital, since our own capital is at risk with yours. We consider this to be one of our key differentiators and competitive advantages.

I believe we have the most highly-aligned, stable, and effective management team in the hotel industry. The same people that took Ashford Trust public over 10 years ago are all still here. In terms of operational expertise, if you look at just the top ten most senior executives in our company, we have well over 200 years of cumulative lodging and real estate experience in a variety of roles including acquisitions & dispositions, asset management, property management, finance, accounting, etc.

So it’s this same management team that continues to manage both the Ashford Trust and the Ashford Prime investment strategies. Ashford Prime has a focused investment strategy targeting high RevPAR hotels and resorts located predominantly in domestic and international gateway markets with conservative leverage levels. While Ashford Trust will continue to focus on all segments of the hospitality industry, with RevPAR criteria outside the Ashford Prime investment focus, and at all levels of the capital structure.

Now, let’s review some of the highlights of the first quarter. In 2014, we have seen continued recovery in the lodging sector driven by improving general economic conditions that should continue to drive RevPAR growth and improved profitability. This includes steady demand growth for U.S. lodging accommodations, which has been at an all-time high for the past two years, with low anticipated levels of industry supply. PKF is forecasting that 2014 RevPAR will increase by 6.6% over 2013. Further, PKF’s projected RevPAR growth forecast for 2015 is currently 7.0%, driven by expectations for growth in both lodging demand and ADR. Supply growth is also expected to remain well below its long-term average with PKF projecting net supply growth of only 1.0% and 1.3% in 2014 and 2015, respectively. Consider that on a historical basis, according to Smith Travel Research the long-run average annual change in supply has been 2.0%. Presently, PKF does not see the national annual supply growth exceeding that level until 2017.

In the first quarter, RevPAR for all Ashford Trust hotels increased 7.5%, despite difficult year-over-year comparisons due to our assets in the Washington D.C. area, which had the benefit of the presidential inauguration last year. While Jeremy will provide more detail on this shortly, there are two things I’d like to highlight. First, regarding the Washington D.C. area, while our assets have faced significant challenges in recent times, we believe the DC market has nearly bottomed out and we remain optimistic regarding its long-term prospects. Second, it’s important to note that much of the RevPAR growth we achieved this quarter is attributable to the new initiatives we have underway at our affiliate manager, Remington. I’ll discuss these initiatives in more length later on.

During the first quarter, Ashford Trust refinanced its $165 million MIP Portfolio mortgage loan, with a new $200 million non-recourse mortgage loan. Our belief is that today’s interest rate and debt market environment offers substantial opportunities to those with the expertise to take advantage of them. We will continue to seek out ways to increase our liquidity resources with strategic refinancing transactions such as this one, while also proactively addressing our debt maturities when such opportunities arise.

As previously announced, during the quarter Ashford Trust’s Board of Directors unanimously approved a plan to spin-off its asset management business into a separate publicly traded company in the form of a taxable distribution to be comprised of common stock in Ashford, Inc., a newly formed or successor company of Ashford Trust’s existing advisor subsidiary, Ashford Hospitality Advisors LLC, which currently advises Ashford Prime. In connection with the spin-off, it is anticipated that Ashford Inc. will enter into a 20-year advisory agreement to externally advise Ashford Trust. In addition, Ashford, Inc. will continue to externally advise Ashford Prime. We plan to file a listing application for Ashford, Inc. with the NYSE or NYSE MKT Exchanges. We expect this distribution to be declared during the third quarter of 2014; however, it remains subject to certain conditions. We filed our Form 10 for Ashford Inc. with the Securities and Exchange Commission on April 7, 2014, and we will have more information to share with you about this spin-off as we get closer to the distribution date.

Following the quarter end, Ashford Trust priced a follow-on public offering of 7,500,000 shares of common stock at $10.70 per share. The Company granted the underwriters a 30-day option to purchase up to an additional 1,125,000 shares of common stock. Settlement of the offering occurred on April 14, 2014, generating total net proceeds of $77 million. Ashford Trust intends to use the net proceeds of the offering for general corporate purposes, including, without limitation, hotel-related investments, capital expenditures, working capital and repayment of debt or other obligations.

Turning to Ashford Prime, during the first quarter RevPAR for all Ashford Prime hotels increased 5.5%. However, when excluding the results of hotels under renovation during the quarter and the Capital Hilton Hotel in Washington, D.C., which experienced increased occupancy related to the presidential inauguration last year, RevPAR increased 12.2%. RevPAR for all Ashford Prime hotels not under renovation increased 7.4% during the quarter. Much of this performance was driven by our West Coast assets, which continue to outperform. This includes RevPAR growth of 14.3% for our Courtyard San Francisco Downtown, 29.8% for our Hilton La Jolla Torrey Pines and 26.5% and 12.1% for our Courtyard Seattle Downtown and Seattle Marriott Waterfront, respectively. We are quite pleased with these results as they speak to the strength of the assets in the Ashford Prime portfolio and the rationale for the spin-off of Ashford Prime as a separate public entity.

Also, during the quarter, Ashford Prime completed the acquisitions of the Sofitel Chicago Water Tower and the Pier House Resort in Key West. Douglas will review the transactions’ details later in today’s call. Importantly, these deals are representative of the types of transactions we will look for as we build out this portfolio. Since completing the spin-off in November, Ashford Prime has already acquired two high RevPAR hotels with attractive locations in key U.S. gateway markets. Ashford Prime also took steps to enhance its liquidity position during the quarter by completing an equity offering for total gross proceeds of $151.8 million.

Ashford Prime is currently trading at a trailing 12-month NOI cap rate of 7.4%. Based on HVS research and where we are seeing similar assets trade in the private market, we estimate a private market trailing 12-month NOI cap rate of around 6.00%. This 140 basis points cap rate premium, we estimate, equates to over $7 per share in value. We are committed to maximizing value for our shareholders in both platforms and will work to continue to execute on each Company’s investment strategy while exploring all options to maximize value.

As previously announced, the Board of Directors of Ashford Trust declared a dividend of $0.12 per share for the first quarter 2014. The Board of Directors for Ashford Prime declared a first quarter 2014 quarterly cash dividend of $0.05 per share. Both Ashford Trust and Ashford Prime will continue to review their dividend policies on a quarter-to-quarter basis.

Lastly, I want to discuss some of the new initiatives we have implemented at our affiliate manager, Remington, which I am personally overseeing. As our first quarter RevPAR performance indicates, we are now starting to see some of the benefits from these actions.

I’ll briefly reiterate some of the steps we have taken. First, we turned over and replaced our senior sales and marketing position which oversees direct sales such as group, contract, and preferred accounts. We’ve also created two new senior positions in sales and marketing with direct reporting to this person. This new leadership team has been tasked with increasing cohesiveness between directors of sales at our hotels and the sales team to ensure everyone is completely focused on driving total revenues and market share growth at our hotels.

On the Revenue Management and Electronic Commerce side, we have created and are nearly finished filling several new positions, taking this department from 11 to over 20 both senior and junior executives. This group is focused on maximizing revenues from the lowest cost channels. Additionally, we are comprehensively upgrading our business analytics capabilities. This “Big Data” initiative is focused on revenue optimization, making sure we are implementing the best possible pricing strategies for our available inventory given historical & projected room demand patterns. We believe these investments in systems and personnel can substantially increase our revenue enhancement capabilities.

In conclusion, we are very pleased with our RevPAR performance this quarter for both Ashford Trust and Ashford Prime. Also, we are optimistic regarding the prospects for our planned spin-off of Ashford Inc., given its limited expected capital needs, attractive advisory agreements it will already have in place with two publicly-traded companies, its pipeline of opportunities for possible future growth and a currency to make acquisitions. The same management team responsible for Ashford Trust’s outperformance for the past decade can now work through these multiple platforms, providing additional avenues to develop new and creative strategies to grow shareholder value. With these factors combined, we believe we are well-positioned as lodging sector conditions continue to improve and we look forward to updating you on our progress in future calls.

With that, I will now turn the call over to Kimo to review our financial performance for the quarter.

Financial Review – David Kimichik

Thanks, Monty.

For the first quarter of 2014, Ashford Trust reported AFFO per diluted share of $0.25 compared with $0.35 a year ago. The first quarter of 2013 included $6.2 million of interest rate derivative income, which impacted AFFO per share by $0.06, and also included the Ashford Prime hotels. During the quarter Ashford Trust’s pro forma hotel operating profit increased by 10.4%.

Ashford Prime reported AFFO per diluted share of $0.18 compared with $0.16 a year ago. During the quarter Ashford Prime’s pro forma hotel operating profit increased by 3.6%.

For the first quarter we reported Adjusted EBITDA of $79.5 million for Ashford Trust and $14.2 million for Ashford Prime.

At quarter’s end, Ashford Trust had total assets of $3.5 billion including the Highland portfolio which is not consolidated. It had $1.8 billion of mortgage debt in continuing operations and $2.6 billion overall including Highland. The total combined debt currently has a blended average interest rate of 5.6%, and is currently 54% fixed rate debt and 46% floating rate debt all of which have interest rate caps in place. Including the market value of Ashford Trust’s OP Units of Ashford Prime, and its pro rata share of the net working capital of the Highland Portfolio, Ashford Trust ended the quarter with net working capital of $395 million.

Ashford Prime, at quarter’s end, had total assets of $1.2 billion. It had $769 million of mortgage debt in continuing operations which has a blended average interest rate of 5.0% and is currently 55% fixed rate debt and 45% floating rate debt all of which have interest rate caps in place.

At quarter’s end, the Ashford Trust portfolio consisted of 114 hotels with 22,667 net rooms, and the Ashford Prime portfolio consisted of 10 hotels with 3,469 net rooms.

Ashford Trust’s share count currently stands at 110.0 million fully diluted shares outstanding which is comprised of 90.0 million common shares and 20.0 million OP units, while Ashford Prime’s share count currently stands at 34.5 million fully diluted shares outstanding which is comprised of 25.4 million common shares and 9.1 million OP units.

I’d now like to turn it over to Jeremy to discuss our Asset Management accomplishments for the quarter.

Asset Management – Jeremy Welter

Thank you, Kimo. RevPAR at the ten properties in the Ashford Prime portfolio increased 5.5% in the first quarter of 2014, driven primarily by rate which increased 4.4%. Similar to the fourth quarter, the strong revenue performance was again driven by the four properties located on the West Coast which experienced significant combined RevPAR growth of 19%.
Looking at Ashford Prime’s hotels located in the Western half of the country, the three hotels in the San Francisco and Seattle markets collectively increased RevPAR by 15.5% benefitting from continued strong market demand. Of note, the Seattle Courtyard Downtown’s RevPAR increased 26.5% fuelled by increased room night production from the nearby Amazon corporate headquarters. In addition, the La Jolla Hilton Torrey Pines’ RevPAR increased 29.8% which was partially aided by a year-over-year renovation comparison. I mentioned in the previous earnings call that we were excited by this property’s growth prospects in 2014 given its stunning new rooms product. In terms of market share for Torrey Pines, the first quarter of 2014 was the highest RevPAR index level achieved in the last ten years. I believe this exceptional RevPAR performance is simply the first installment of many solid performances to come.
During the quarter, two hotels were added to the Ashford Prime portfolio. In late February, Ashford Prime completed the acquisition of the 415-room Sofitel Chicago Water Tower. This 32-floor, architecturally stunning luxury hotel is located just off of the Magnificent Mile in Chicago’s CBD. Weather and an unfavorable year-over-year citywide calendar combined to make for a challenging first quarter, but we fully expect this hotel to be a stellar addition to the Ashford Prime portfolio. Second, in early March, the Pier House Resort was acquired from Ashford Trust. As you may recall, Ashford Trust acquired the Pier House Resort in May of 2013 and immediately installed Remington as the property management company. The hotel’s first quarter RevPAR of $424 represented more than a 15% increase compared to the first quarter of 2013, and its EBITDA margin expansion of 474 basis points are both testaments to the health of the Key West market and the superior operational capabilities of our affiliate manager, Remington.
Turning to the remainder of the Ashford Prime portfolio, there are a couple of one-time factors affecting performance that I’d like to bring to your attention. First, the Capital Hilton in Washington D.C. benefitted in January of 2013 from the Presidential inauguration. That difficult comparison coupled with several travel-paralyzing snow storms this year negatively impacted RevPAR performance in the first quarter. Next, the 499-room Courtyard Downtown Philadelphia was undergoing a transformational rooms renovation for most of the first quarter of 2014. The hotel now features a contemporary room product to complement the building’s existing historic charm and central location just one block from the Convention Center. The hotel looks fantastic and now offers a value proposition that is truly unique within the Courtyard brand. Excluding the Capital Hilton, the Courtyard Downtown Philadelphia, and the Marriott Seattle Waterfront, which was also under renovation during the quarter, Ashford Prime’s RevPAR in the first quarter of 2014 grew by an exceptional 12.2%.
Moving to the Ashford Trust portfolio, RevPAR increased 7.5% in the first quarter of 2014 driven by a roughly equal split between rate which increased 3.4%, and occupancy which increased 4%. Hotel EBITDA margins improved by 127 basis points, and EBITDA flow-through was 53%. Again, the West Coast proved to be a source of strong revenue growth in the first quarter as the Los Angeles market area grew RevPAR by 16.2% and San Francisco/Oakland market area grew 13.5%. The Dallas/Ft. Worth market area also had an exceptional first quarter with RevPAR growth of 13.1% over last year.
The overall top-line performance of the Ashford Trust portfolio was superb, but again, there were a couple of non-recurring factors affecting RevPAR performance that I would like to point out. First, there are ten hotels in the Ashford Trust portfolio within the Washington D.C. market area that were impacted by several snow storms in the first quarter. Also, the two hotels located in the Washington DC CBD, and to a lesser extent the three hotels in Crystal City, benefitted from the presidential inauguration in January of 2013. Despite the combination of poor weather and the inauguration comparison, Ashford Trust’s hotels in the Washington DC market area still managed to increase RevPAR by 1%. We believe this slight RevPAR growth notwithstanding the difficult circumstances suggests that we are seeing perhaps the first green shoots of growth in a rebound for the Washington DC market.
In the New York/New Jersey market area, several of Ashford Trust’s hotels continued to benefit from residual Sandy-related business in the first quarter of 2013. The 1,560 rooms located in this market area experienced an 11.3% increase in RevPAR in the first quarter of 2013 which provided a challenging comparison for this year resulting in a 1.6% increase in RevPAR for the first quarter of 2014.
If one were to exclude the Washington D.C. and New York/New Jersey market areas from the Ashford Trust portfolio’s results in the first quarter of 2014, RevPAR growth would have been 1.4% higher, or 8.9%.
In terms of noteworthy capital expenditures within the Ashford Trust portfolio, there are a couple of recently completed renovations that I would like to bring to your attention. First, at one of the portfolio’s largest assets, the 673-room Renaissance Nashville, we completed an approximately $20 million rooms renovation. The refreshed guest rooms, suites and bathrooms along with updated amenities now complement the hotel’s recently acquired meeting and pre-function space, and will ensure that this hotel remains a prime destination for large groups coming to downtown Nashville. Next, at the Silversmith in Downtown Chicago, Ashford Trust completed a truly transformational renovation of the hotel’s rooms and public spaces in addition to adding a new restaurant concept on the ground floor. The renovation has repositioned this historic Jewelers Row hotel into an independent luxury boutique destination that will offer both midweek business and weekend leisure travelers a unique and lavishly appointed option for their visits to downtown Chicago.
In past quarters, I have shared with you specific strategies and initiatives underway within the Ashford Asset Management team in order to continue to drive total revenue growth across both portfolios. These initiatives include adding a VP of Revenue Optimization to the Asset Management team who is intimately involved in providing a more analytical, data-centric approach to sales and revenue management evaluation. The specific strategies include dynamic day-of-week retail pricing, increasing premium rooms inventories, pattern management for future group opportunities, maximizing ancillary revenue streams, and optimal business mix exercises to name just a few among many other tactics. These strategies are also being bolstered by an implementation of an enterprise business intelligence system.
In addition to these efforts, our affiliate management company, Remington, vastly expanded its own sales, revenue management and e-Commerce capabilities in the middle of last year. Increased staffing includes three new senior vice presidents, two new vice presidents, reduced property-to-staff ratios, and a 100% increase in eCommerce and Revenue Management coverage. Remington is also engaged in specific top-line initiatives including the development of a rigorous group rate pricing tool, optimized meeting space utilization, improved online reputation management, and centralized business lead development. These additional staffing resources and revenue strategies are also being supplemented by an overarching ‘big data’ initiative that will seek to integrate data from numerous sources in order to improve strategic analysis and decision-making related to all things revenue. As the management company for 74 of Ashford Trust’s 114 hotels, we believe strongly that these additional staffing resources and top-line strategies will drive accretive top-line growth for shareholders. In fact, if one looks at Remington’s top-line performance in the first quarter of 2014, you can already see the early results of these efforts as Remington-managed Ashford Trust hotels grew RevPAR by 10% compared to last year gaining 175 basis points in market share in the first quarter.
We believe at this point in the lodging cycle that continuing to optimize top-line growth, which Ashford and Remington teams are both laser-focused on, will enable superior bottom-line results for investors. Now, I'd like to turn the call over to Douglas. Thank you.

Capital Market Strategies – Douglas Kessler

Thank you Jeremy. In the first quarter, Ashford Trust remained focused on improving its capital structure and enhancing its liquidity resources by leveraging attractive interest rates and other favorable market conditions. During the quarter, we successfully refinanced our $165 million MIP Portfolio mortgage loan with a new $200 million non-recourse mortgage loan with a two-year initial term and three one-year extension options, subject to the satisfaction of certain conditions. The new loan is interest only with a floating interest rate of LIBOR + 4.75% with a 0.20% LIBOR Floor. We received excess net proceeds of about $30 million on this refinancing. The new loan remains secured by the same five hotels including: the Embassy Suites Philadelphia Airport, Embassy Suites Walnut Creek, Sheraton Mission Valley San Diego, Sheraton Anchorage and the Hilton Minneapolis/St Paul Airport Mall of America. As we’ve done in the past, we continue to be proactive with our upcoming debt maturities. We seek to strike a balance between liquidity in the debt capital markets and future operating performance. In addition, we are focused on both fixed and floating rate refinancings and take a very strategic approach to the composition of loan pools to give us greater options and flexibility with our asset base.

To strengthen Trust’s liquidity and better position the Company for investment opportunities, in April we completed a follow-on public offering of 7.5 million shares of common stock priced at $10.70 per share, granting the underwriters a 30-day option to purchase up to an additional 1,125,000 shares of common stock. The offering generated total net proceeds of $77 million. Ashford Trust intends to use the net proceeds of the offering for general corporate purposes, including, without limitation, hotel-related investments, capital expenditures, working capital and repayment of debt or other obligations. As a reminder, during the downturn we repurchased over 75 million shares of Ashford Trust common stock in the open market at an average price of around $3 per share, so re-issuing those shares at a price of $10.70 resulted in significant value creation for Ashford Trust shareholders.

Turning to Ashford Prime, as previously announced, this January we closed a public offering of 9.2 million shares of common stock, which were sold at a price of $16.50 per share. Total gross proceeds to Ashford Prime from the offering, before deducting the underwriting discount and other estimated offering costs, were $151.8 million. This capital was raised to fund the acquisitions of the Sofitel Chicago and the Pier House Resort.

During the quarter, Ashford Prime closed on the acquisitions of both the Sofitel Chicago Water Tower and the Pier House Resort in Key West. As Monty mentioned earlier, these acquisitions are representative of the types of high RevPAR properties with attractive locations that we are targeting as we build out the Ashford Prime portfolio.

Regarding the details, Ashford Prime acquired the 415-room Sofitel Chicago Water Tower in February for $153 million in cash or $369,000 per key. This four-star hotel features over 10,000 square feet of meeting space and is situated in the Gold Coast submarket of Chicago, a major U.S. gateway market for both corporate and leisure travelers. Sofitel will continue to manage the property. At closing, we financed this hotel with $80.0 million of non-recourse mortgage debt priced at LIBOR + 2.30%. The new debt has a 5-year term, including extension options.

In March, Ashford Prime acquired the 142-room Pier House Resort from Ashford Trust for a total consideration of $92.7 million or $653,000 per key. The purchase price was based on Ashford Trust’s actual cost. Ashford Prime assumed a $69 million mortgage on the hotel and paid to Ashford Trust the balance of the purchase price with cash on hand. The Pier House acquisition was one of two option properties that Ashford Prime received at the time of its spin-off from Ashford Trust. The other option property, the Marriott Gateway in Crystal City, has a 12-month exercisable term that goes from May 2014 – May 2015. Given Ashford Prime’s existing exposure in the DC market with the Capital Hilton, and the current price of Ashford Prime stock, we do not expect Ashford Prime to exercise that option any time soon.

So in conclusion, during the first quarter we made substantial headway in building out the Ashford Prime portfolio while also strengthening the liquidity positions and capital structures for both Ashford Trust and Ashford Prime. For Ashford Trust, we will continue to be opportunistic with respect to refinancing and investment decisions. At Ashford Prime, we will continue to execute on our investment strategy and seek innovative ways to maximize value for our shareholders. Our approach to transactions remains consistent in both Ashford Trust and Ashford Prime taking into account their different investment strategies.  This approach takes into consideration many variables that could favorably result in shareholder accretion. Growth for growth's sake is not an option.  We, like you, own too much of the company and have shown great discipline over the years in how, when, and what we buy. This, along with our asset management and capital markets expertise, have led to our outperformance.  On deals, we take into consideration qualitative issues, but are mainly guided by quantitative metrics when making our investment decisions.  While many variables are considered, our primary focus is on the increase in stock price from an investment as affected by current cost of capital, initial yield, absolute RevPAR, EBITDA multiple correlations, and growth.  Today, the pipeline for transactions is healthy.  The creation of Ashford Prime and Ashford Trust gives us more flexibility to pursue transactions that fit the designated criteria of each company.  We have more investment bandwidth as well as more deal ideas being presented to us, and more that we are coming up with on our own to evaluate.  While this does not necessarily mean that we will transact, I can assure you that our transaction team is more engaged in potential deal flow for both Ashford Prime and Ashford Trust than since the depth of the financial crisis.

Lastly, as 18% holders of Ashford Trust and 14% holders of Ashford Prime, your management team is dedicated to enhancing shareholder value and providing superior returns.

That concludes our prepared remarks and we will now open it up for your questions.

Q&A

Ending – Monty Bennett

Thank you all for your participation today. We will be hosting our Ashford Investor & Analyst day this year on May 15th at the Palace Hotel in New York City. If there are any analysts or institutional investors that have not registered for this event and have an interest in attending, please contact our investor relations team and we will be happy to assist you.

We look forward to seeing many of you at our Investor Day and speaking with you again on our next call.

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